Exhibit 23.6

Consent of Independent Accountants

The Board of Directors

Apple REIT Seven, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment No. 2 on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Seven, Inc.:

(1)	the use of our report dated October 6, 2006 with respect to the balance sheet of Sunbelt CHM, LLC as of December 31, 2005, and the related cash flows from the date of inception, March 8, 2005 through December 31, 2005;

(2)	the references to our Firm as “experts” in such Post-Effective Amendment.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia

October 26, 2006